Exhibit 99.1

Atlanticus Closes Option

in connection with Offering of Senior Notes

ATLANTA, February 14, 2024 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a financial technology company that enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced the closing of the underwriters’ option in connection with its underwritten registered public offering (the “Offering”) of 9.25% Senior Notes due 2029 (the “Notes”). Atlanticus issued an additional 290,000 Notes and received additional net proceeds of approximately $7.0 million after deducting underwriting discounts and commissions, but before deducting expenses and the structuring fee.

The Notes are listed on the Nasdaq Global Select Market under the symbol “ATLCZ.”

B. Riley Securities, Inc., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., William Blair & Co., L.L.C., and BTIG, LLC acted as book-running managers for the Offering. Brownstone Investment Group, LLC acted as co-manager for the Offering.

Troutman Pepper Hamilton Sanders LLP acted as legal counsel to the Company. Duane Morris LLP acted as legal counsel to the underwriters.

The Offering of these Notes was made pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2021 and declared effective by the SEC on May 13, 2021. The Offering was made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained from the website of the SEC at http://www.sec.gov or by contacting: B. Riley Securities, Inc., 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Attn: Prospectus Department, Email: prospectuses@brileyfin.com, Telephone: (703) 312-9580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus’ technology allows bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 18 million customers and $38 billion in consumer loans over our more than 25 year operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Contact:
Investor Relations

(770) 828-2000

investors@atlanticus.com